Exhibit 99.1

NEWS

INVESTOR CONTACTS:	FOR IMMEDIATE RELEASE

Rick Frier

Executive Vice President and Chief Financial Officer

(727) 579-5147

Joanne Freiberger

Vice President, Finance

(727) 579-5116

Catalina Marketing Announces Receipt of Unsolicited Acquisition Proposal from ValueAct Capital

ST. PETERSBURG, FL, February 22, 2007 – Catalina Marketing Corporation (NYSE:POS) announced today that on February 20, 2007, it received an unsolicited proposal from ValueAct Capital Master Fund, L.P. (“ValueAct”) to acquire by merger 100% of the outstanding equity interests of the company that it does not already own for $32.00 per share in cash. Jeffrey W. Ubben, who has served as a director of the company since May 2006, is the co-founder, managing partner and principal owner of ValueAct.

The receipt of ValueAct’s unsolicited proposal followed the company’s prior announcement that the previously formed special committee of the board of directors had determined not to proceed with any of the interested parties that had submitted offers to acquire the company. The company has advised ValueAct that its proposal is under consideration by the company’s board of directors in consultation with its advisors. The company’s board of directors, in turn, has appointed a special committee to consider the appropriate response to the proposal from ValueAct. No decision with respect to the sale of the company has been made. As a matter of policy, the company does not comment on or provide the market information as to the status of any informal expressions of interest or formal proposals or offers presented to the company from time to time, or the course of discussions with any prospective counterparties, nor will it comment upon any rumors with regard to either of the foregoing or make a further announcement regarding the board of director’s consideration of any proposal until such time, if ever, that it enters into a definitive agreement for a completed transaction or is otherwise required to make an announcement.

About Catalina Marketing Corporation

Based in St. Petersburg, FL, Catalina Marketing Corporation (www.catalinamarketing.com) was founded over 20 years ago based on the premise that targeting communications based on actual purchase behavior would generate more effective consumer response. Today, Catalina Marketing combines unparalleled insight into consumer behavior with dynamic consumer access. This combination of insight and access provides marketers with the ability to execute behavior-based marketing programs, ensuring that the right consumer receives the right message at exactly the right time. Catalina Marketing offers an array of behavior-based promotional messaging, loyalty programs and direct-to-patient information. Personally identifiable data that may be collected from the company’s targeted marketing programs, as well as its research programs, are never sold or provided to any outside party without the express permission of the consumer.

Certain statements in the preceding paragraphs are forward-looking, and actual results may differ materially. Statements not based on historic facts involve risks and uncertainties, including, but not limited to, the outcome of the consideration of the proposal from ValueAct or other proposals by the special committee of the board of directors; the occurrence of any event, change or other circumstances that would result in the withdrawal or alteration of any proposal; and, to the extent the Company elects to move forward to negotiate with respect to or enter into any transaction, the possibility that negotiations do not result in a definitive agreement or that, any agreement, if entered into, may not close due to a variety of potential factors.

###